Enhanced S&Pâ 500 Covered Call Fund, Inc.

77Q1(e):

Copies of new or amended Registrant investment advisory contracts

Form of  Novation Agreement dated November 1, 2006 by and among IQ Investment

Advisors LLC, PEA Capital LLC (formerly, PIMCO Equity Advisors LLC) and Oppenheimer Capital LLC relating to the Fund is attached.

3279702_2

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FORM OF NOVATION OF INVESTMENT SUBADVISORY AGREEMENT

This Novation Agreement (this “Agreement”) is entered into this __ day of _________, 2006 by and among IQ Investment Advisors LLC, a Delaware limited liability company (the “Adviser”), PEA Capital LLC (formerly, PIMCO Equity Advisors LLC), a Delaware limited liability company (“PEA”), and Oppenheimer Capital LLC, a Delaware limited liability company (“OCC”).

WHEREAS, Enhanced S&P® 500 Covered Call Fund Inc., a Maryland corporation (the “Fund”), has retained the Adviser to render investment management, advisory and administrative services to the Fund pursuant to an Investment Advisory and Management Agreement, dated September 16, 2005, by and between the Adviser and the Fund (as amended or supplemented, the “Investment Advisory Agreement”);

WHEREAS, the Adviser has, in turn, retained PEA to provide investment advisory services to the Fund pursuant to an Investment Subadvisory Agreement, dated September 27, 2005, by and between the Adviser and PEA (as amended or supplemented, the “Subadvisory Agreement”);

WHEREAS, the Adviser, PEA and OCC are all registered with the Securities and Exchange Commission (“SEC”) as investment advisers under the Investment Advisers Act of 1940;

WHEREAS, the Adviser, PEA, OCC and the Fund desire that OCC be substituted for PEA as the Fund’s investment subadviser under the Subadvisory Agreement in a transaction which does not result in a change of actual control or management of the subadviser to the Fund in accordance with Rule 2a-6 under the Investment Company Act of 1940 (the “1940 Act”) and is therefore not an “assignment” for purposes of Section 15(a)(4) of the 1940 Act; and

WHEREAS, PEA desires to effect a novation of the Subadvisory Agreement so that OCC is substituted for PEA as a party to such agreement and PEA is released from its obligations under such agreement, OCC desires to accept the novation thereof, and the Adviser desires to consent to such novation.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

1.

Novation and Acceptance.  Subject to the terms and conditions contained herein, PEA hereby affects a novation of the Subadvisory Agreement to substitute OCC for PEA as a party to such agreement (the “Novation”), the Adviser hereby consents to such Novation and hereby releases PEA from all of its duties and obligations under the Subadvisory Agreement, and OCC hereby accepts the Novation and hereby releases PEA from all of its duties and obligations under the Subadvisory Agreement, and assumes all rights, duties and obligations of PEA under such agreement.

2.

Representations and Covenants.  OCC, as of the effective date of this Agreement, hereby:

(a) represents and warrants to the Adviser that it is in good standing in the State of Delaware and no action has been taken by the State of Delaware or any court of competent jurisdiction to revoke OCC’s Certificate of Formation or otherwise effect the dissolution of OCC; and

(b) makes each of the representations and covenants contained in Section 13 of the Subadvisory Agreement to the Adviser as if such representations and covenants were set forth in full in this Agreement.

3.

Term.  The Novation shall become effective on the date hereof and shall extend for so long as the terms specified in Section 11 of the Subadvisory Agreement are satisfied or until terminated in accordance with said Section 11.

4.

No Termination. The parties agree that the Novation shall not constitute an “assignment” of the Subadvisory Agreement for purposes of Section 11 of the Subadvisory Agreement or the 1940 Act, and that the Subadvisory Agreement, as so novated, shall remain in full force and effect after the Novation.

5.

Indemnification.  (a) OCC hereby agrees to indemnify the Adviser and the Fund, and the Adviser’s and the Fund’s Related Parties (as such term is defined in the Subadvisory Agreement), for the costs and expenses of preparing a proxy statement and soliciting a vote of the stockholders of the Fund to approve a new subadvisory agreement as a result (directly or indirectly) of a determination by the SEC, its staff or any court of competent jurisdiction that the Novation (or any change of control of PEA) does constitute an assignment of the Subadvisory Agreement.

(b) It is acknowledged and agreed that the indemnification procedures set forth in Section 17(d) of the Subadvisory Agreement shall be followed for any indemnification sought hereunder provided, however, that in no event shall such indemnification procedures operate to restrict any indemnification sought hereunder.

(c) For the avoidance of doubt, it is acknowledged and agreed that the indemnification provisions of this Section 5 of this Agreement are in addition to, and not in limitation of, any indemnification provision included in the Subadvisory Agreement and that this Section 5 shall not operate to reduce or limit any such claim brought by either party under the Subadvisory Agreement.

[The remainder of this page has been intentionally left blank; the signature page to this Agreement follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

PEA CAPITAL LLC

By:______________________

Name:

Title:

OPPENHEIMER CAPITAL LLC

By:______________________

Name:

Title:

IQ INVESTMENT ADVISORS LLC

By:______________________

Name:

Title:

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